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1/16/97

To:  The Board of Directors of Interiors Inc.
     320 Washington St.
     Mt. Vernon, N.Y.  10553

From:  Don Feldman

Re:  Resignation from Board of Directors of Interiors

I am submitting my resignation from the Board of Directors of Interiors, Inc. effective as of January 31, 1997.

I should also be eliminated from being an officer of Interiors, Inc. Since the acquisition of Artisan House has and will take up all of my time, I believe you should find someone who could work with you on the East Coast.

I appreciate all of your support and friendship during the past year and one half and will continue to sell Interiors/Artisan products.

You can contact me at any time to answer any questions or be of help to you if necessary.

Sincerely,

/s/Don Feldman

Don Feldman